STEM CELL ASSURANCE, INC.
SHAREHOLDER AGREEMENT AND IRREVOCABLE PROXY

This Shareholder Agreement and Irrevocable Proxy is by and between Stem Cell Research Company, LLC, a Florida limited liability company (“Research”), and Mark Weinreb (“Weinreb”).  Research and Weinreb agree that the 67,085,899 shares of common stock, par value $.001 per share (the “Common Stock”), of Stem Cell Assurance, Inc. (the “Company”) owned by Research and any and all shares of capital stock issued in connection with a dividend, stock split, recapitalization or similar transaction, and any and all other shares of capital stock of the Company hereafter acquired by Research (collectively, the “Shares”), shall be voted as determined by Weinreb.

Research hereby appoints Weinreb its attorney and proxy, with full power of substitution, in the name and stead of Research, to vote as proxy all of the Shares at any and all meetings of the stockholders of the Company, including any adjournments or postponements thereof, and/or in any and all written consents in lieu of a meeting of stockholders, in such manner as Weinreb may determine in his sole discretion.

The foregoing irrevocable proxy is hereby declared to be irrevocable and to be a power coupled with an interest that shall survive the dissolution or bankruptcy of Research.

This Shareholder Agreement and Irrevocable Proxy shall expire three (3) years from the date hereof and shall be binding upon the successors and assigns of Research.

This Shareholder Agreement and Irrevocable Proxy may only be amended by a writing executed by the parties.

STEM CELL RESEARCH COMPANY, LLC

Dated: January 21, 2011	By:	/s/ Gloria McConnell
Gloria McConnell, Managing Director

/s/ Mark Weinreb
Mark Weinreb